Exhibit 99.1
GALENA BIOPHARMA ENTERS INTO EXCHANGE AGREEMENTS
WITH WARRANT HOLDERS
• Agreement Simplifies Company’s Balance Sheet and Provides Future
Financing Flexibility
Lake Oswego, Oregon, December 6, 2011— Galena Biopharma (NASDAQ: GALE), a biotechnology company focused on developing innovative, targeted oncology treatments that address major unmet medical needs to advance cancer care, today announced it has entered into separate exchange agreements with several institutional holders of its outstanding warrants to surrender for cancellation of some of the warrants having “ratchet” price-based anti-dilution protection features in exchange for shares of Company common stock.
Under the separate agreements, the warrant holders collectively have agreed to exchange warrants to purchase a total of 5,930,000 shares of the Company’s common stock for an aggregate of 4,151,000 shares of Company common stock, representing an exchange ratio of approximately 1.43 warrant shares for each share of our common stock to be received by the warrant holders. The initial closing is expected to take place on or about December 6, 2011, subject to the satisfaction of customary closing conditions.
“We are extremely pleased to have reached agreement with the holders of a substantial portion of our warrants, as we believe this transaction will significantly simplify and improve Galena’s balance sheet, provide flexibility relative to future financing transactions, and allow management to focus on building shareholder value through our progress in clinical trials and addressing important unmet medical needs for patients,” said Mark J. Ahn, PhD, President and CEO.
About Galena Biopharma
Galena Biopharma, Inc. (NASDAQ: GALE) is a Portland, Oregon-based biopharmaceutical company that develops innovative, targeted oncology treatments that address major unmet medical needs to advance cancer care. For more information please visit us at www.galenabiopharma.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the possible benefits of the warrant exchange, as well as statements about expectations, plans and prospects of the development of Galena’s new product candidates. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including the risks that the anticipated benefits of the warrant exchange are not achieved, as well as the risks, uncertainties and assumptions relating to the development of Galena’s new product candidates, including those identified under “Risk Factors” in Galena’s most recently filed Annual Report on Form 10-K and Quarterly Report on Form 10-Q and in other filings Galena periodically makes with the SEC. Actual results may differ materially from those contemplated by these forward-looking statements. Galena does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this presentation.
Contacts:
Madeline Hatton
Toll free: +1 (855) 855-GALE (4253), ext. 109
info@galenabiopharma.com
or
Remy Bernarda
IR Sense, LLC
+1 (503) 400-6995
remy@irsense.com